EXHIBIT 21.1

LIST OF SUBSIDIARIES OF HILAND PARTNERS, LP

Jurisdiction of
Entity	Organization
Hiland Operating, LLC	Delaware

Hiland GP, LLC	Delaware

Hiland LP, LLC	Delaware

Hiland Energy Partners, LLC	Delaware

Continental Gas Operating, LP	Oklahoma